                                                                Exhibit 9(c)(ii)

                                                           Dated:  April 1, 1993


                                    AMENDED
                                   SCHEDULE B
                                     TO THE
                           FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                          THE PARKSTONE GROUP OF FUNDS
                                      AND
                        THE WINSBURY SERVICE CORPORATION
                                 APRIL 1, 1993



                                      FEES

The Fee for each money market fund shall be 0.016% of the average daily net assets of each portfolio and shall be paid monthly.

The fee for each variable net asset value fund, except for the Parkstone International Discovery Fund, shall be 0.022% of the average daily net assets of each portfolio and shall be paid monthly.

The fee for the Parkstone International Discovery Fund shall be 0.035% of the average daily net assets of the Parkstone International Discovery Fund and shall be paid monthly.

The fee for each additional class is $10,000 per year for each portfolio and shall be paid monthly.